UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Bank of America Corporation

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May 4, 2015

Dear Bank of America stockholders:

In October 2014, the Board of Directors appointed Brian Moynihan Chairman. Jack Bovender was appointed as Lead Independent Director, a new position with roles and responsibilities consistent with the duties of an independent board chair.

In taking this action, the Board amended Bank of America’s bylaw provision on board leadership structure that had been amended by stockholder vote in 2009. A thorough discussion of the timing and process of the Board’s decision is in our 2015 proxy statement.

We also reached out to many stockholders to learn of their views, particularly as we have solicited proxies for our annual stockholders’ meeting on May 6. A number of stockholders have expressed the view that stockholders should have been given the opportunity to vote to ratify the Board’s bylaw change.

To be responsive to what we have heard, we will ask stockholders to vote to ratify the Board’s decision to amend the bylaw on board leadership structure. This vote will occur no later than our 2016 annual meeting of stockholders.

We appreciate the candor with which stockholders have shared their insights, both in support of the decision and in expressing reservations about the process. We look forward to continuing to engage on this and other issues important to you at our annual meeting in Charlotte this week.

Thank you for your investment in Bank of America.

On behalf of the Bank of America Corporation Board of Directors

Jack Bovender	Brian Moynihan
Lead Independent Director	Chairman of the Board and Chief Executive Officer